Exhibit 2.4

Execution Version

AMENDMENT NO. 3, dated as of May 13, 2020 (this “Amendment”), to the BUSINESS COMBINATION AGREEMENT, dated as of January 5, 2020 (as amended by that certain Amendment No. 1 and Waiver, dated as of March 18, 2020 and that certain Amendment No. 2 and Consent, dated as of March 26, 2020, the “Agreement”), by and among Nebula Acquisition Corp., a Delaware corporation, BRP Hold 11, Inc., a Delaware corporation, the person listed as the Blocker Holder on the signature pages to the Agreement, Nebula Parent Corp., a Delaware corporation, NBLA Merger Sub LLC, a Texas limited liability company, NBLA Merger Sub Corp., a Delaware corporation, Open Lending, LLC, a Texas limited liability company, and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the Securityholder Representative. Unless otherwise defined herein, capitalized terms are used herein as defined in the Agreement.

WITNESSETH:

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, pursuant to and in accordance with Section 9.04 of the Agreement, the parties wish to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

Section 1.    Amendments the Agreement.

(A).	The definition of Enterprise Value set forth in Section 10.03(a) of the Agreement is hereby amended and restated as follows:

““Enterprise Value” means an amount equal One Billion Ten Million Six Hundred Twenty Five Thousand Dollars ($1,010,625,000).”

(B).

Section 2.03 of the Agreement is hereby deleted in its entirety and replaced with the following (and corresponding changes to the defined terms and section references set forth in Section 10.03(b) of the Agreement shall be deemed to be made):

“SECTION 2.03    Contingency Consideration.

(a)    Following the Closing, in addition to the consideration to be received pursuant to Section 1.01(c) and 2.02 and as part of the overall Aggregate Consideration, the Blocker Holder and the Company Unitholders shall be issued additional ParentCo Common Shares, as follows:

(i)    Seven Million Five Hundred Thousand (7,500,000) ParentCo Common Shares, in the aggregate, if, at any time prior to or as of the second anniversary of the Closing (the “First Deadline”), the VWAP is greater than or equal to Twelve Dollars ($12.00) over any twenty (20) trading days within any thirty (30) trading day period (the “First Share Target”) (such 7,500,000 ParentCo Common Shares, the “First Level Contingency Consideration”).

(ii)    Seven Million Five Hundred Thousand (7,500,000) ParentCo Common Shares, in the aggregate, if, at any time prior to or as of the date that is thirty (30) months after the Closing (the “Second Deadline”), the VWAP is greater than or equal to Fourteen Dollars ($14.00) over any twenty (20) trading days within any thirty (30) trading day period (the “Second Share Target”) (such 7,500,000 ParentCo Common Shares, the “Second Level Contingency Consideration”).

(iii)    Seven Million Five Hundred Thousand (7,500,000) ParentCo Common Shares, in the aggregate, if, at any time prior to or as of the date that is forty-two (42) months after the Closing (the “Third Deadline” and, together with the First Deadline and Second Deadline, the “Deadlines”), the VWAP is greater than or equal to Sixteen Dollars ($16.00) over any twenty (20) trading days within any thirty (30) trading day period (the “Third Share Target” and, together with the First Share Target and Second Share Target, the “Share Targets”) (such 7,500,000 ParentCo Common Shares, the “Third Level Contingency Consideration” and together with the First Level Contingency Consideration and Second Level Contingency Consideration, the “Contingency Consideration”) For the avoidance of doubt, each of the First Level Contingency Consideration, Second Level Contingency Consideration and Third Level Contingency Consideration is issuable only once in accordance with the terms of this Section 2.03(a) and the maximum amount of Contingency Consideration is 22,500,000 ParentCo Common Shares, in the aggregate.

(b)    If any of the Share Targets set forth in Section 2.03(a) shall have been achieved, within five (5) Business Days following the achievement of the applicable Share Target, ParentCo shall issue the applicable Contingency Consideration to the Blocker Holder and each Company Unitholder as specified on the Payment Spreadsheet.

(c)    If a Change of Control of ParentCo shall occur: (i) prior to the First Deadline, then the full Contingency Consideration issuable pursuant to Section 2.03(a) that remains unissued as of immediately prior to the consummation of such Change of Control shall immediately vest and the Company Unitholders and the Blocker Holder shall be entitled to receive such Contingency Consideration prior to the consummation of such Change of Control; (ii) after the First Deadline but prior to the Second Deadline, then the Second Level Contingency Consideration and Third Level Contingency Consideration issuable pursuant to Section 2.03(a) that remains unissued as of immediately prior to the consummation of such Change of Control shall immediately vest and the Company Unitholders and the Blocker Holder shall be entitled to receive such Second Level Contingency Consideration and Third Level Contingency Consideration prior to the consummation of such Change of Control; and (iii) after the Second Deadline but prior to the Third Deadline, then the Third Level Contingency Consideration issuable pursuant to Section 2.03(a) that remains unissued as of immediately prior to the consummation of such Change of Control shall immediately vest and the Company Unitholders and the Blocker Holder shall be entitled to receive such Third Level Contingency Consideration prior to the consummation of such Change of Control. Any Contingency Consideration shall be payable to the Company Unitholders and the Blocker Holder as specified on the Payment Spreadsheet. By way of example, if a Change of Control of ParentCo shall occur after the Second Deadline and before the Third Deadline, such Change of Control shall cause the Third Level Contingency Consideration to vest and be payable by Parentco and the First Level Contingency Consideration and Second Level Contingency Consideration (if not previously paid) shall not vest and will not be payable by ParentCo due to such Change of Control. For the purposes of this Agreement, a “Change of Control” shall have been deemed to occur with respect to ParentCo upon:

(i)    the sale, lease, license, distribution, dividend or transfer, in a single transaction or a series of related transactions, of fifty percent (50%) or more of the assets of ParentCo, as applicable, and its subsidiaries taken as a whole;

(ii)    a merger, consolidation or other business combination of ParentCo (or any subsidiary or subsidiaries that alone or together represent more than fifty percent (50%) of the consolidated business of ParentCo at that time) or any successor or other entity holding fifty percent (50%) or more all of the assets of ParentCo and its subsidiaries that results in the stockholders of ParentCo (or such subsidiary or subsidiaries) or any successor or other entity holding fifty percent (50%) or more of the assets of ParentCo and its subsidiaries or the surviving entity thereof, as applicable, immediately before the consummation of such transaction or series of related transactions holding, directly or indirectly, less than fifty percent (50%) of the voting power of ParentCo (or such subsidiary or subsidiaries) or any successor, other entity or surviving entity thereof, as applicable, immediately following the consummation of such transaction or series of related transactions; or

(iii)    any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) shall obtain beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of ParentCo representing more than fifty percent (50%) of the voting power of the capital stock of ParentCo entitled to vote for the election of directors of ParentCo.

(d)    The Contingency Consideration and the Share Targets shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into ParentCo Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to ParentCo Common Shares, occurring on or after the date hereof and prior to the time any such Contingency Consideration is delivered to the Blocker Holder and Company Unitholders, if any.”

(C).	Section 9.01(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(b)    by either NAC or the Company if the First Effective Time shall not have occurred on or before June 30, 2020 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the primary cause of the failure of a condition set forth in Article VII to be satisfied on or prior to the Outside Date; or”

Section 2.    Parties in Interest. This Amendment shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Amendment, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Amendment.

Section 3.    Entire Agreement. This Amendment constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Except as amended by this Amendment, the Agreement shall continue in full force and effect.

Section 4.    Counterparts. This Amendment may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 5.    Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have hereunto caused this Amendment to be duly executed as of the date first set forth above.

NEBULA ACQUISITION CORP.

By:	/s/ Adam H. Clammer
Name: Adam H. Clammer
Title: Co-Chief Executive Officer

NBLA MERGER SUB CORP.

By:	/s/ Adam H. Clammer
Name: Adam H. Clammer
Title: President

NBLA MERGER SUB LLC

By:	/s/ Adam H. Clammer
Name: Adam H. Clammer
Title: President

NEBULA PARENT CORP.

By:	/s/ Adam H. Clammer
Name: Adam H. Clammer
Title: President

[Signature Page to Amendment to Business Combination Agreement]

BRP HOLD 11, INC

By:	/s/ Michelle Riley
Name: Michelle Riley
Title: Secretary

By:	/s/ Ronald Fishman
Name: Ronald Fishman
Title: Treasurer

OPEN LENDING, LLC

By:	/s/ Ross Jessup
Name: Ross Jessup
Title: CFO, COO and Secretary

BLOCKER HOLDER BREGAL SAGEMOUNT I, L.P. For and on behalf of Bregal Sagemount I, L.P., acting by its general partner Bregal North America General Partner Jersey Limited

By:	/s/ Colin James Dow
Name: Colin James Dow
Title: Director

By:	/s/ Paul Andrew Bradshaw
Name: Paul Andrew Bradshaw
Title: Director

[Signature Page to Amendment to Business Combination Agreement]

SECURITYHOLDER REPRESENTATIVE SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Securityholder Representative

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

[Signature Page to Amendment to Business Combination Agreement]